MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2025 FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, N.Y., August 13, 2025 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2025.
Fiscal 2025 was highlighted by another year of strong demand for the Company's array of live entertainment offerings. The Company hosted nearly 6 million guests at more than 975 events, including concerts, special events, family shows, and marquee sports, as well as the New York Knicks' ("Knicks") and New York Rangers' ("Rangers") regular seasons and the Knicks' playoff run. It also reflected approximately 1.1 million tickets sold across 200 shows of the Christmas Spectacular production, which delivered another year of record-setting revenues. In addition, the Company repurchased approximately $40 million of its Class A common stock during fiscal 2025.
For fiscal 2025, the Company reported revenues of $942.7 million, a decrease of $16.5 million, or 2%, as compared to the prior year. In addition, the Company reported operating income of $122.1 million, an increase of $10.2 million, or 9%, and adjusted operating income of $222.5 million, an increase of $11.0 million, or 5%, both as compared to the prior year.(1)
For the fiscal 2025 fourth quarter, the Company reported revenues of $154.1 million, a decrease of $31.9 million, or 17%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $25.8 million, an increase of $16.9 million as compared to the prior year quarter, and an adjusted operating loss of $1.3 million as compared to adjusted operating income of $13.1 million in the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “During fiscal 2025, we saw strong demand for our portfolio of entertainment assets. We see this momentum continuing in fiscal 2026, and believe we are well positioned to drive solid revenue and adjusted operating income growth in the year ahead.”
Results for the Three and Twelve Months Ended June 30, 2025 and 2024:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2025	2024	$	%	2025	2024	$	%
Revenues	$154.1	$186.1	$(31.9)	(17)%	$942.7	$959.3	$(16.5)	(2)%
Operating (Loss) Income	$(25.8)	$(8.9)	$(16.9)	(191)%	$122.1	$111.9	$10.2	9%
Adjusted Operating (Loss) Income	$(1.3)	$13.1	$(14.4)	NM	$222.5	$211.5	$11.0	5%
Note: Amounts may not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1) See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2025 fourth quarter revenues from entertainment offerings of $118.7 million decreased $24.1 million, or 17%, as compared to the prior year quarter, primarily due to lower event-related revenues and a decrease in revenues subject to the sharing of economics with Madison Square Garden Sports Corp. ("MSG Sports") pursuant to the Arena License Agreements.
•Event-related revenues decreased $21.6 million, primarily due to lower revenues from concerts, partially offset by higher revenues from other live entertainment and sporting events held at the Company's venues. The decrease in revenues from concerts primarily reflects a decrease in the number of concerts at the Madison Square Garden Arena ("The Garden") and lower per-concert revenues, primarily due to a shift in the mix of events at The Garden from promoted events to rentals, partially offset by an increase in the number of concerts at the Company's theaters, all as compared to the prior year quarter. The increase in revenues from other live entertainment and sporting events primarily reflects higher per-event revenues.
•Revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements decreased $2.4 million, primarily due to lower suite license fee revenues (excluding those retained by MSG Entertainment) as compared to the prior year quarter, which mainly reflects the impact of fewer Knicks and Rangers games played at The Garden.
Fiscal 2025 fourth quarter arena license fees and other leasing revenues of $9.0 million increased $0.5 million, or 6%, as compared to the prior year quarter, primarily due to an increase in other leasing revenues, partially offset by lower arena license fees due to a combined one fewer Knicks and Rangers regular season game played at The Garden as compared to the prior year quarter.
Fiscal 2025 fourth quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $85.5 million decreased $14.2 million, or 14%, as compared to the prior year quarter, primarily due to lower event-related expenses and, to a lesser extent, lower expenses related to the sharing of economics with MSG Sports pursuant to the Arena License Agreements, partially offset by an increase in expenses related to the presentation of the Christmas Spectacular production and other cost increases.
•Event-related expenses decreased $15.7 million, mainly due to lower per-concert expenses, primarily due to a shift in the mix of events at The Garden from promoted events to rentals, and a decrease in the number of concerts at The Garden, partially offset by an increase in the number of concerts at the Company's theaters, all as compared to the prior year. This was partially offset by higher expenses for other live entertainment and sporting events as compared to the prior year quarter.
•Expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements decreased $1.8 million, reflecting a proportional decrease in contractual revenue sharing as a result of the decrease in suite license fee revenues.
Food, Beverage and Merchandise
Fiscal 2025 fourth quarter food, beverage and merchandise revenues of $26.4 million decreased $8.3 million, or 24%, as compared to the prior year quarter. This decrease was primarily due to (i) lower food and beverage sales at Knicks and Rangers games, primarily due to fewer games played at The Garden as compared to the prior year quarter, partially offset by higher per-event revenues, and (ii) lower food and beverage sales at concerts, primarily due to a decrease in the number of concerts at The Garden, partially offset by an increase in the number of concerts at the Company's theaters, both as compared to the prior year quarter.
Fiscal 2025 fourth quarter food, beverage and merchandise direct operating expenses of $16.5 million decreased $6.2 million, or 27%, as compared to the prior year quarter, primarily due to lower food and beverage costs at concerts at the Company's venues and lower food and beverage costs at Knicks and Rangers games at The Garden.
Selling, General and Administrative Expenses
Fiscal 2025 fourth quarter selling, general and administrative expenses of $59.9 million increased $4.1 million, or 7%, as compared with the prior year quarter. This increase was primarily due to higher employee compensation and related benefits, partially offset by lower rent expense and other net cost decreases.
Operating Loss and Adjusted Operating (Loss) Income
Fiscal 2025 fourth quarter operating loss of $25.8 million increased $16.9 million and adjusted operating income decreased $14.4 million to an adjusted operating loss of $1.3 million, both as compared to the prior year quarter, primarily due to the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other long-lived assets, including right of use assets and related lease costs, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We exclude impairments of long-lived assets, including right-of-use assets and related lease costs, as these expenses do not represent core business operating results of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072	Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109
Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until August 20, 2025
Investor presentation available at investor.msgentertainment.com/events-and-presentations/

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2025	2024	2025	2024
Revenues
Revenues from entertainment offerings	$118,723	$142,872	$712,294	$723,897
Food, beverage, and merchandise revenues	26,402	34,713	150,506	162,092
Arena license fees and other leasing revenue	9,013	8,489	79,934	73,276
Total revenues	154,138	186,074	942,734	959,265
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(85,501)	(99,716)	(444,256)	(475,502)
Food, beverage, and merchandise direct operating expenses	(16,489)	(22,661)	(91,387)	(93,334)
Total direct operating expenses	(101,990)	(122,377)	(535,643)	(568,836)
Selling, general and administrative expenses	(59,927)	(55,807)	(214,974)	(206,963)
Depreciation and amortization	(15,432)	(13,904)	(57,768)	(53,876)
Impairment of long-lived assets	(1,502)	—	(11,202)	—
Restructuring charges	(1,041)	(2,846)	(1,055)	(17,649)
Operating (loss) income	(25,754)	(8,860)	122,092	111,941
Interest income	881	701	2,328	2,976
Interest expense	(11,708)	(14,193)	(50,506)	(57,954)
Loss on extinguishment of debt	(6,132)	—	(6,132)	—
Other income (expense), net	542	(3,127)	(2,221)	(4,672)
(Loss) income from operations before income taxes	(42,171)	(25,479)	65,561	52,291
Income tax benefit (expense)	14,994	92,406	(28,130)	92,009
Net (loss) income	$(27,177)	$66,927	$37,431	$144,300

(Loss) earnings per share attributable to MSG Entertainment’s stockholders:
Basic	$(0.57)	$1.42	$0.78	$2.99
Diluted	$(0.57)	$1.41	$0.77	$2.97

Weighted-average number of shares of common stock:
Basic	47,611	47,067	48,031	48,275
Diluted	47,611	47,599	48,330	48,589

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating (loss) income in arriving at adjusted operating (loss) income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Impairment of long-lived assets. This adjustment eliminates the impairment of long-lived assets, including right of use assets and related lease costs.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted to employees and non-employee directors.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
$ thousands	2025	2024	2025	2024
Operating (loss) income	$(25,754)	$(8,860)	$122,092	$111,941
Depreciation and amortization	15,432	13,904	57,768	53,876
Impairment of long-lived assets	1,502	—	11,202	—
Share-based compensation (excluding share-based compensation included in restructuring charges)	5,860	4,983	27,694	24,544
Restructuring charges	1,041	2,846	1,055	17,649
Merger, spin-off, and acquisition-related costs	113	—	1,474	2,035
Amortization of capitalized cloud computing arrangement costs	161	172	713	1,008
Remeasurement of deferred compensation plan liabilities	359	63	508	452
Adjusted operating (loss) income	$(1,286)	$13,108	$222,506	$211,505

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)
	June 30,
	2025	2024
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$43,538	$33,555
Accounts receivable, net	66,781	77,259
Related party receivables, current	22,487	17,469
Prepaid expenses and other current assets	104,326	90,801
Total current assets	237,132	219,084
Non-Current Assets:
Property and equipment, net	621,075	633,533
Right-of-use lease assets	484,544	388,658
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	54,072	68,307
Other non-current assets	140,177	110,283
Total assets	$1,669,842	$1,552,707
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$184,360	$203,750
Related party payables, current	23,830	42,506
Long-term debt, current	30,469	16,250
Operating lease liabilities, current	35,100	27,736
Deferred revenue	228,642	215,581
Total current liabilities	502,401	505,823
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	568,780	599,248
Operating lease liabilities, non-current	566,484	427,014
Other non-current liabilities	45,477	43,787
Total liabilities	1,683,142	1,575,872
Commitments and contingencies
Deficit:
Class A Common Stock (a)	461	456
Class B Common Stock (b)	69	69
Additional paid-in capital	44,843	33,481
Treasury stock at cost (5,483 and 4,365 shares as of June 30, 2025 and June 30, 2024, respectively)	(180,204)	(140,512)
Retained earnings	153,034	115,603
Accumulated other comprehensive loss	(31,503)	(32,262)
Total deficit	(13,300)	(23,165)
Total liabilities and deficit	$1,669,842	$1,552,707
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 46,076 and 45,556 shares issued as of June 30, 2025 and June 30, 2024, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of June 30, 2025 and June 30, 2024.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Twelve Months Ended
	June 30,
	2025	2024
Net cash provided by operating activities	$115,297	$111,266
Net cash used in investing activities	(23,693)	(62,371)
Net cash used in financing activities	(81,621)	(99,695)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,983	(50,800)
Cash, cash equivalents and restricted cash, beginning of period	33,555	84,355
Cash, cash equivalents and restricted cash, end of period	$43,538	$33,555